As filed with the Securities and Exchange Commission on February 4, 2009

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROYAL CARIBBEAN CRUISES LTD.

(Exact name of registrant as specified in its charter)

Republic of Liberia	98-0081645
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida 33132

(Address of principal executive offices) (Zip Code)

ROYAL CARIBBEAN CRUISES LTD.

2008 EQUITY INCENTIVE PLAN

(Full title of the plan)

BRADLEY H. STEIN, ESQ.

Vice President, General Counsel, Secretary

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

(Name and address of agent for service)

(305) 539-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, and non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Securities to		Maximum	Maximum
be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered (1)	Per Share (2)	Offering Price	Registration Fee

Common Stock, par value $.01	5,000,000
per share	Shares	U.S.$6.31	U.S.$31,550,000	US$1,239.92

(1) This Registration Statement covers 5,000,000 shares of common stock, par value $.01 per share (“Common Stock”) to be issued under the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan (the “2008 Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of additional shares of Common Stock which may be issued under the 2008 Plan as a result of any stock split, stock dividend, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) of the Securities Act of 1933, as amended. The price is based upon the average of the high and low prices of the Royal Caribbean Cruises Ltd. common stock as reported on the New York Stock Exchange on February 2, 2009.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 5,000,000 shares of common stock, par value $.01 per share (“Common Stock”), of Royal Caribbean Cruises Ltd. (the “Company”) issuable pursuant to the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan (the “2008 Plan”). On May 13, 2008, the shareholders of the Company approved the 2008 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is included in documents to be given to the recipient of securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents shall not be deemed “filed” with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by the Company are hereby incorporated in this Registration Statement by reference:

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

b)

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 and the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2008;

c)	The Company’s Current Reports on Form 8-K filed with the Commission on June 16, 2008, August 11, 2008, August 22, 2008, September 5, 2008, December 23, 2008 and December 24, 2008; and

d)

The description of the Company’s Common Stock set forth under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A filed with the Commission on April 15, 1993.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing by the Company of a post-effective amendment hereto which indicates that all shares of Common Stock being offered pursuant to this Registration Statement have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Bradley H. Stein, Esq., Vice President, General Counsel, and Secretary of the Company.

Item 6. Indemnification of Directors and Officers.

The articles of incorporation of the Company provide that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of the Republic of Liberia, as amended (the "Business Corporation Act").

Section 6.13 of the Business Corporation Act of the Republic of Liberia, as amended (the “Business Corporation Act”) provides as follows:

“1. Actions not by or in Right of the Corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

“2. Actions by or in Right of the Corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

“3. When Director or Officer Successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 or 2, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

“4. Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

“5. Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.”

6. Other Rights of Indemnification Unaffected.The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

7. Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administration of such persons.

Article VII of the Company’s By-Laws contain provisions to implement Section 6.13 of the Business Corporation Act and provides that the Company shall indemnify and advance expenses to officers, directors and other indemnitees to the fullest extent permitted by applicable law.

The Company maintains director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Document

4.1	Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan
(incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 filed with the Commission)

5.1	Opinion of Bradley H. Stein, Esq., General Counsel to the Company

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm

23.2	Consent of Bradley H. Stein, Esq. (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section

15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 4th day of February, 2009.

Royal Caribbean Cruises Ltd.

By: /s/ Richard D. Fain________

Richard D. Fain

Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below as of February 4, 2009, by the following persons in the capacities indicated:

Signature	Title

/s/ Richard D. Fain Richard D. Fain	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Brian Rice Brian Rice	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Henry Pujol Henry Pujol	Vice President and Controller (Principal Accounting Officer)

* Morten Arntzen	Director

* Bernard W. Aronson	Director

* William L. Kimsey	Director

* Laura Laviada	Director

* Eyal Ofer	Director

* Thomas J. Pritzker	Director

* William K. Reilly	Director

* Bernt Reitan	Director

* Arne Wilhelmsen	Director

*By:
/s/ Brian J. Rice
Brian J. Rice Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document
5.1	Opinion of Bradley H. Stein, Esq., General Counsel to the Company

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm

23.2	Consent of Bradley H. Stein, Esq. (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney